Exhibit 11

May 29, 2026

Opportunistic Credit Interval Fund 650 Madison Avenue, 3rd Floor New York, NY 10022

Re: Opportunistic Credit Interval Fund
File Nos. 333-263060 and 811-23783

Ladies and Gentlemen:

This letter is in response to your request for our opinion in connection with the filing of the Registration Statement on Form N-14 (the “Registration Statement”) of Opportunistic Credit Interval Fund (the “Acquiring Fund”).

In connection with the transaction contemplated by the Agreement and Plan of Reorganization, dated March 18, 2026 (as it may be amended, supplemented or otherwise modified from time to time, the “Reorganization Agreement”), among the Acquiring Fund, a Delaware statutory trust, Yieldstreet Alternative Income Fund Inc. (the “Acquired Fund”), Mount Logan Management, LLC, and Willow Asset Management, LLC, the Acquiring Fund expects to issue shares of beneficial ownership, $0 par value per share (the “Shares”) to holders of record of the Acquired Fund.

We have examined the Registration Statement, Reorganization Agreement, a copy of the Fund’s Agreement and Declaration of Trust, the Fund’s By-Laws, the Fund’s record of the various actions by the Trustees thereof, and all such agreements, certificates of public officials, certificates of officers and representatives of the Fund and others, and such other documents, papers, statutes and authorities as we deem necessary to form the basis of the opinion hereinafter expressed. We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that, after the Registration Statement is effective for purposes of applicable federal and state securities laws, the Shares, if issued in accordance with the Reorganization Agreement then current Prospectus and Statement of Additional Information of the Fund, will be legally issued, fully paid and non-assessable. The opinions expressed herein are limited to matters of Delaware statutory trust law and United States Federal law as such laws exist today; we express no opinion as to the effect of any applicable law of any other jurisdiction. We assume no obligation to update or supplement our opinion to reflect any facts or circumstances that may hereafter come to our attention, or changes in law that may hereafter occur.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and consent to all references to us in the Registration Statement. This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent. This opinion is prepared for the Acquiring Fund and its shareholders and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP

JMS/AJD